Exhibit 99

SPS Commerce Appoints New Board Member Mike Smerklo

ServiceSource CEO Brings Expertise in SaaS Solutions and Leadership to SPS’ Board of Directors

MINNEAPOLIS, January 22, 2014 (GLOBE NEWSWIRE) — SPS Commerce (Nasdaq:SPSC), a leading provider of on-demand supply chain management solutions, today announced that it has appointed Mike Smerklo to its board of directors effective January 22, 2014 Mr. Smerklo replaces Brad Cleveland on SPS’ board of directors.

Mr. Smerklo serves as Chairman and CEO of ServiceSource International, Inc. (Nasdaq:SREV), where he has served in those positions since 2008 and 2003, respectively. ServiceSource is the market leader in recurring revenue management, increasing customers’ recurring revenue, profits and end-customer retention. Mr. Smerklo has worked in technology and cloud computing for more than 15 years. Prior to ServiceSource, he helped start and held executive positions at Loudcloud, which became Opsware, and also held positions at Morgan Stanley and Lehman Brothers.

“We are pleased to welcome Mike Smerklo to our board of directors,” said Archie Black, President and CEO of SPS Commerce. “Under Mike’s leadership, ServiceSource pioneered an industry and became the market leader in an emerging category. We look forward to having him join our board. I would also like to thank Brad Cleveland for his contribution to SPS Commerce as a director.”

About SPS Commerce

SPS Commerce perfects the power of trading partner relationships with the industry’s most broadly adopted, retail cloud services platform. As a leader in cloud-based supply chain management solutions, we provide prewired, proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. With a singular focus on the retail marketplace, we revolutionized traditional EDI systems by developing a platform that enables highly cost-effective and reliable trading partner collaboration. SPS Commerce has achieved 51 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPSCOMMERCE.NET, and RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in U.S. Patent and Trademark Office. INFINITE RETAIL POWER, SPS, SPS logo and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

CONTACT:

Investor Relations

The Blueshirt Group

Nicole Gunderson

Stacie Bosinoff

415-217-7722

spsc@blueshirtgroup.com

Media Relations

Kay Rindels

SPS Commerce

866-245-8100

krindels@spscommerce.com